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                                                  OMB Number           3235-0287
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)
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1. Name and Address of Reporting Person(*)

  Andreini                Alan                     J.
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   (Last)               (First)                 (Middle)

395 Hudson Street, 6th Floor
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                                    (Street)

  New York              New York                10014-3669
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


Network Computing Devices, Inc.; (NCDI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

February 22, 1999
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

     The Reporting Person is no longer a 10% beneficial owner based upon 15,942,049 shares of Common Stock reported as outstanding as of October 31, 1998.
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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          11/03/97        P              30,000      A      8.6250                   D
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Common Stock                          11/03/97        P               5,000      A      8.5625                   D
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Common Stock                          11/04/97        P              15,000      A      8.6660                   D
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Common Stock                          11/13/97        P              10,000      A      7.7500                   D
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Common Stock                          11/19/97        P                 500      A      9.0000                   D
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Common Stock                          11/21/97        P              20,000      A      8.8750                   D
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Common Stock                          11/21/97        P               6,900      A      8.9375                   D
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Common Stock                          12/02/97        P               1,000      A      7.9688                   D
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Common Stock                          12/11/97        P                 100      A      7.2500                   D
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Common Stock                          12/12/97        P               2,000      A      7.2500                   D
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Common Stock                          02/12/98        P               5,000      A     10.3750                   D
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Common Stock                          02/12/98        P               1,500      A     10.4375                   D
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Common Stock                          02/18/98        P               3,000      A     10.3125                   D
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Common Stock                          02/20/98        P              10,000      A     10.3125                   D
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Common Stock                          05/06/98        P               2,500      A      8.9375                   D
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Common Stock                          05/11/98        P               3,000      A      8.7500                   D
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Common Stock                          05/12/98        P               1,000      A      8.8125                   I        By Son
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Common Stock                          05/29/98        P              10,000      A      8.0625                   D
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Common Stock                          06/03/98        P              10,000      A      8.3750                   D
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Common Stock                          06/05/98        P               3,000      A      8.1250                   D
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Common Stock                          06/05/98        P               5,000      A      8.2000                   D
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Common Stock                          06/09/98        P               5,000      A      8.0000                   D
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Common Stock                          06/26/98        P               5,000      A      6.2500                   D
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Common Stock                          07/02/98        P               2,500      A      7.9000                   D
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Common Stock                          07/07/98        P               5,100      A      8.0625                   D
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Common Stock                          07/07/98        P               1,000      A      8.0000                   D
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Common Stock                          07/07/98        P               6,900      A      8.1250                   D
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Common Stock                          07/10/98        P               1,800      A      8.6875                   D
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Common Stock                          07/10/98        P               3,200      A      8.7500                   D
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Common Stock                          07/13/98        P               3,000      A      7.7500                   D
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Common Stock                          07/13/98        P               4,000      A      7.8750                   D
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Common Stock                          07/16/98        P               5,000      A      8.1250                   D
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Common Stock                          10/29/98        P               5,000      A      6.6250                   D
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Common Stock                          11/11/98        P              12,000      A      7.2500                   D
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Common Stock                          11/11/98        P               1,000      A      6.2500                   D
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Common Stock                          11/11/98        P              13,000      A      6.5000                   D
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Common Stock                          11/11/98        P               3,000      A      6.5625                   D
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Common Stock                          11/11/98        P               3,000      A      6.6250                   D
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Common Stock                          11/13/98        S(1)            3,500      D      8.0000                   D
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Common Stock                          11/18/98        P              10,000      A      7.7500                   D
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Common Stock                          12/11/98        S               5,000      D      5.5000                   D
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Common Stock                          02/18/99        S               1,000      D      5.6250                   D
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Common Stock                          02/18/99        S               4,100      D      5.6875                   D
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Common Stock                                                                                     779,400         D
Common Stock                                                                                       2,000         I       By Son


(1) Simultaneously with the filing of this Form 4, the Reporting Person has paid to Network Computing Devices, Inc. $5,766.56, representing profits that would inure to and be recoverable by Network Computing Devices, Inc. pursuant to Section 16(b) of the Securities and Exchange Act of 1934.



FOR M 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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None
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Explanation of Responses:




           /s/ Alan J. Andreini                               July 2, 1999
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      (**)Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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